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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

NET PERCEPTIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

February 24, 2004

Dear Fellow Stockholder:

     Enclosed is a Supplement dated February 24, 2004 to the proxy statement which was previously mailed to you in connection with a special meeting of stockholders to be held March 12, 2004. The purpose of the special meeting is to consider and vote on a proposal to approve and adopt a plan of complete liquidation and dissolution of the Company.

      While the Company believes that the extensive disclosure contained in the proxy statement previously sent to you provides stockholders with all material information in connection with determining how to vote on the plan of liquidation, as described in the enclosed Supplement, the Company is providing the additional disclosure included in the Supplement in an effort to avoid the further expenditure of stockholder funds in defending the Blakstad litigation described in the proxy statement.

     Also enclosed is a new proxy card which you may use to vote on the proposed plan of liquidation. If you have already voted by proxy and you do not wish to change or withdraw your vote, you do not need to take any further action at this time. If you have already voted by proxy and you do wish to change or withdraw your vote, you may use the enclosed new proxy card to do so. If you have not already voted, we urge you to do so immediately by completing, signing and dating the enclosed proxy card and returning it in the enclosed envelope. Your board of directors recommends that you vote for approval and adoption of the plan of liquidation.

Sincerely,

Thomas M. Donnelly
President

NET PERCEPTIONS, INC.
7700 France Avenue South
Edina, MN 55435

SUPPLEMENT TO PROXY STATEMENT
SPECIAL MEETING OF STOCKHOLDERS

To Be Held on March 12, 2004

     The following information supplements, and should be read in conjunction with, the Company’s proxy statement previously mailed to stockholders of record as of the close of business on January 13, 2004 in connection with the solicitation on behalf of our board of directors of proxies to be used at a special meeting of stockholders to be held at the Company’s headquarters, which are located at 7700 France Avenue South, Edina, Minnesota 55435, on March 12, 2004, at 10:00 a.m. Central Standard Time, and all adjournments of the meeting. Such previously mailed proxy statement is referred to in this Supplement as the “Proxy Statement”. Our phone number at our headquarters is (952) 842-5000.

     This Supplement is first being mailed to our stockholders on or about February 25, 2004. If a term is capitalized in this Supplement and not defined, the term has the same meaning as indicated in the Proxy Statement previously mailed to you.

QUESTIONS AND ANSWERS ABOUT THIS
SUPPLEMENT AND VOTING BY PROXY

What is the Purpose of this Supplement?

On Friday afternoon February 20, 2004, the Company’s counsel received a letter from counsel to the plaintiff in the Blakstad litigation, addressed to the Company’s board of directors, requesting, as a “framework upon which we can reach resolution without further litigation”, that the Company make various additional disclosures to stockholders in connection with the Company’s solicitation of proxies to be used at the upcoming special meeting. A description of the Blakstad litigation is set forth in the third and fourth paragraphs on page 11 of the Proxy Statement. While the Company believes that the extensive disclosure contained in the Proxy Statement provides stockholders with all material information in connection with determining how to vote on the plan of liquidation, the Company is providing the additional disclosure included in this Supplement in an effort to avoid the further expenditure of stockholder funds in defending the Blakstad case, which has not been settled. The defendants in this case, including the Company, continue to believe that the claims asserted in the case are without merit, and if, notwithstanding the additional disclosures in this Supplement, the plaintiff in the case continues to pursue this litigation, the defendants intend to continue to vigorously defend against such claims.

Do I Need To Send In The Enclosed New Proxy Card?

No further action is required if you have already voted by proxy and do not wish to change or withdraw your vote. If you have already voted by proxy and do wish to change or withdraw your vote, you may use the enclosed new proxy card to do so.

May I Change My Vote If I Have Already Submitted, or After I Submit, A Proxy Card?

Yes, you may revoke your proxy and change your vote at any time before the polls close at the special meeting by:

•	signing another proxy with a later date;

•	giving written notice of the revocation of your proxy to our Secretary prior to the special meeting; or

•	voting in person at the special meeting.

What If I Do Not Specify How My Shares Are to be Voted?

If you have already submitted, or you now submit, an executed proxy but do not indicate how your shares are to be voted, your shares will be voted FOR approval and adoption of the plan of liquidation.

How does the Board of Directors Recommend I Vote on the Proposal?

Our board of directors recommends that you vote FOR approval and adoption of the plan of liquidation.

Who Can Help Answer Questions?

If you have any questions about the proposed plan of liquidation or this Supplement, or if you need additional copies of the Proxy Statement previously mailed to you or this Supplement, or any public filings referred to in the Proxy Statement, you should contact our president at (952) 842-5400. Our public filings can also be accessed at the SEC’s web site at www.sec.gov

Loss of Federal Income Tax Net Operating Loss Carry-forwards

     As disclosed in Note 7 to the Company’s financial statements included in the Company’s Form 10-K for the year ended December 31, 2002, as amended, which was furnished to stockholders along with the previously mailed Proxy Statement, at December 31, 2002, the Company had available federal net operating loss carry-forwards of approximately $107.4 million which expire in 2011 through 2022 if not previously utilized. The Company estimates that the amount of such net operating loss carry-forwards was approximately $119.0 million at December 31, 2003. However, the utilization of these carry-forwards may be subject to limitations pursuant to Section 382 of the Internal Revenue Code, based on past and future changes in ownership of the Company. Accordingly, as disclosed in such Note 7, future tax benefits from such carry-forwards were not recognized in the financial statements included in such Form 10-K, as their utilization was considered uncertain based on the weight of available information. The utilization by the Company of the net operating loss carry-forwards is, in any event, dependent on the Company generating taxable earnings, which the Company has never achieved and, if the plan of liquidation is approved and adopted by stockholders and implemented, will never achieve. Accordingly, if the plan of liquidation is approved and adopted by stockholders and implemented, any potential tax advantages of the Company’s federal net operating loss carry-forwards will be lost. Since, as noted above, the utilization of these carry-forwards may be subject to limitations, the Company is unable to predict to what extent, if any, the Company or its stockholders would be able to realize value from these carry-forwards if the plan of liquidation is not approved or if the Company were acquired or engaged in an alternative change of control transaction.

Candlewood’s Financial Analyses of the AMEX Company’s Proposal

     As disclosed in the Proxy Statement (see pages 24 through 26 of the Proxy Statement), in response to the Company’s publicly announced procedures for the submission of best and final acquisition proposals, the AMEX company submitted a proposal for a stock-for-stock merger. Also, as disclosed in the Proxy Statement (see pages 27 through 29 of the Proxy Statement), the board of directors considered the financial and other material terms and conditions of the AMEX company’s proposal, including Candlewood’s financial analysis of the AMEX company’s proposal summarized in the Proxy Statement (see the last “bullet” point on page 27, and the first “bullet” point on page 28 of the Proxy Statement).

     The following sets forth additional information concerning the financial, comparative, liquidity and pro forma analyses performed by Candlewood with respect to the AMEX’s company’s merger proposal submitted in response to the Company’s publicly announced procedures for the submission of best and final acquisition proposals.

Valuation Multiples Derived From Public Comparables Analysis

     Using publicly available information, including estimates in published third-party research reports, Candlewood reviewed and compared particular financial statistics of the AMEX company with corresponding financial statistics for selected companies in the cinema operation and real estate development industries. Candlewood selected companies that had similar business strategy and/or products as the AMEX company. Candlewood examined, among other things, enterprise value as a multiple of revenue, as a multiple of earnings before interest and taxes and as a multiple of earnings before interest, taxes, depreciation and amortization, referred to as “EBITDA”, of the comparable companies. For purposes of Candlewood’s analyses, enterprise value means the market valuation of a company’s common and preferred stock plus the amount of its outstanding debt less the amount of cash it has on hand. Due to the AMEX company’s two distinct business segments, Candlewood determined that it was appropriate to perform its analyses using information relevant to both of the businesses in which the AMEX company is engaged.

     Two categories of comparable companies were analyzed: cinema operators and real estate development companies. The cinema operators analyzed were AMC Entertainment, Inc.; Carmike Cinemas, Inc.; ITEC Attractions, Inc.; and Regal Entertainment Group. The real estate development companies analyzed were Catellus Development Corporation; Forest City Enterprises, Inc.; and The Newhall Land and Farming

Company. The following charts summarize the lower half mean, median and upper half mean, as well as the ranges of, revenue and EBITDA multiples derived from this analysis.

Enterprise Value Multiple
of Revenue
		Lower		Upper
Business	Range	Half Mean	Median	Half Mean
Cinema Operators	0.5x — 1.7x	0.6x	1.0x	1.5x
Real Estate Development Companies	4.4x — 9.4x	5.2x	6.1x	7.7x

Enterprise Value Multiple
of EBITDA
		Lower		Upper
Business	Range	Half Mean	Median	Half Mean
Cinema Operators	4.7x — 8.1x	4.7x	5.9x	7.6x
Real Estate Development Companies	14.3x — 19.8x	17.0x	19.7x	19.7x

     Because of the inherent differences between the businesses, operations, financial conditions and prospects of the AMEX company and those of the comparable companies, Candlewood believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the public comparable analysis and, accordingly, made qualitative judgments concerning differences between the characteristics of the AMEX company and those of the comparable companies. In particular, Candlewood considered the size and desirability of the markets of operation, the annual revenue, the stock market liquidity, and current levels of profitability and historical rates of growth of the AMEX company and those of the comparable companies.

Valuation Multiples Based on Precedent Transactions

     As part of its analysis, Candlewood used an industry standard computerized database to review publicly available information regarding the terms and financial characteristics in a number of transactions that have closed since January 1, 2001 involving domestic and international companies in the cinema operation (SIC Code 7832) and commercial real estate development (SIC Code 6552) industries (the industries in which the AMEX company operates) in order to derive a relative value of the AMEX company based on the multiples paid in these transactions. Candlewood analyzed transactions involving companies that had positive enterprise values and positive revenue multiples of enterprise value. In the cinema operations industry, the target/selling companies were Cinven Ltd., GC Cos. Inc., Loews Cineplex Entertainment Corp., Kohlberg Kravis Roberts & Co./Hicks Muse Tate & Furst and Iwerks Entertainment Inc. In the commercial real estate development industry, the target companies were Concord Pacific Group Inc. (three transactions), Bluegreen Corp., The Apex Corp., and North Florida Consulting Inc. The following charts summarize the lower half mean, median and upper half mean, as well as the ranges of, revenue and EBITDA multiples derived from this analysis.

Enterprise Value Multiple
of Revenue
		Lower		Upper
Business	Range	Half Mean	Median	Half Mean
Cinema Operators	0.0x — 4.3x	0.6x	1.4x	3.0x
Commercial Real Estate Development	0.3x — 1.1x	0.3x	0.6x	1.0x

Enterprise Value Multiple
of EBITDA
		Lower		Upper
Business	Range	Half Mean	Median	Half Mean
Cinema Operators	12.8x — 19.6x	NMF*	16.2x	NMF*
Commercial Real Estate Development	1.1x — 7.0x	1.5x	2.2x	5.2x
*NMF = Not Meaningful

     Because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of the acquired companies included in the selected transactions, Candlewood believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the precedent transactions analysis and, accordingly, made qualitative judgments concerning differences between the characteristics of these transactions that would affect the acquisition values of the AMEX company and such acquired companies. In particular, Candlewood considered the size and desirability of the markets of operation, the annual revenue, the strategic fit of the acquired company, the form of consideration offered and the tax characteristics of the transaction.

Derived Valuation from Public Comparables Analysis and Precedent Transactions

     Candlewood used the derived revenue multiples of the applicable comparable companies and precedent transactions, weighted them according to the assets of the AMEX company’s two business segments as of September 30, 2003, and calculated an implied enterprise value for the AMEX company. Using the lower half mean and upper half mean multiples, the implied enterprise value ranged from $72.3 million to $212.0 million, with a median implied enterprise value of $121.7 million, and an implied equity value for the AMEX company, after subtracting funded debt and adding back cash on hand, ranging from $36.6 million to $176.2 million with a median implied equity value of $86.0 million, or merger consideration (assuming a merger exchange ratio of one share of the AMEX company for every 14 shares of Company common stock) having a value ranging from $0.11 to $0.52 ($0.19 to $0.60 including the “purchase right” proposed by the AMEX company in its supplemental submission assuming, without independent verification by Candlewood, a value for such “purchase right” of $.08 per share of Company common stock which was the value attributed thereto by the AMEX company), with a median value of $0.25 ($0.33 including the “purchase right” proposed by the AMEX company in its supplemental submission assuming, without independent verification by Candlewood, a value for such “purchase right” of $.08 per share of Company common stock, which was the value attributed thereto by the AMEX company), per share of Company common stock on a fully diluted basis. Candlewood compared this range of implied values to the $0.41 to $0.45 per share of Company common stock estimated liquidating distributions reflected in Candlewood’s liquidation analysis. Candlewood focused on the lower half mean, median and upper half mean multiples because Candlewood believed that such multiples would minimize any distortion caused by outlier or extraordinary multiples and provide a more meaningful analysis for the board.

     Candlewood used the derived EBITDA multiples of the applicable comparable companies and precedent transactions, weighted them according to the assets of the AMEX company’s two business segments as of September 30, 2003, and calculated an implied enterprise value for the AMEX company. Candlewood used only the median values in the EBITDA based analysis as there were not meaningful values for the upper and lower mean values for all of the analyses. The median enterprise value was $52.2 million, with a median implied equity value for the AMEX company, after subtracting funded debt and adding back cash on hand, of $16.5 million, or merger consideration (assuming a merger exchange ratio of one share of the AMEX company for every 14 shares of Company common stock) having a median value of $0.05 ($0.13 including the “purchase right” proposed by the AMEX company in its supplemental submission assuming, without independent verification by Candlewood, a value for such “purchase right” of $0.08 per share of Company common stock, which was the value attributed thereto by the AMEX company) per share of Company common stock on a fully diluted basis. Candlewood compared this implied value per outstanding share of merger consideration common stock to the $0.41 to $0.45 per share of Company common stock estimated liquidating distributions reflected in Candlewood’s liquidation analysis.

Discount to Market Price

     As part of its analysis, Candlewood analyzed the market characteristics of the AMEX company’s Class A common stock. The draft definitive agreement provided by the AMEX company to the Company on January 19, 2004 did not provide an offered price per share of Company common stock. Based on previous discussions of value with the AMEX company, Candlewood assumed an exchange ratio of 0.700 (one share of the AMEX company for every 14 shares of Company common stock) which, based on the January 23, 2004 closing price of the AMEX company’s Class A common stock of $6.43 per share, translated to a nominal value (excluding the “purchase right” proposed by the AMEX company in its supplemental submission) of the merger consideration of $0.45 (as described in the first full paragraph on page 26 of the Proxy-Statement, Candlewood and the Company’s management believe that, excluding the “purchase right” proposed by the AMEX company in its supplemental submission, a fixed price per share of Company common stock estimated to be in the range of $0.41 to $0.42 per share would likely have resulted from the AMEX company’s pricing methodology using “management’s reasonable estimates”, and after applying estimated downward adjustments, as contemplated by the AMEX company’s submission). Under this assumption, the merger proposed by the AMEX company, if consummated, would result in the Company’s stockholders receiving 1.97 million shares of the AMEX company’s Class A common stock. Candlewood noted the relatively small average monthly trading volume of the AMEX company’s Class A common stock and highlighted the potential difficulty in selling the shares of the AMEX company’s Class A common stock that would be received by the Company’s stockholders in the proposed merger. To illustrate this, Candlewood assumed that each month following the consummation of the proposed merger, approximately 111,042 shares of the AMEX company’s Class A common stock could be sold, an amount equal to 100% of the average monthly trading volume for the last twelve months of the AMEX company’s Class A common stock. Based on this assumption, Candlewood calculated that it would take approximately 17.7 months for all of the Company’s stockholders to sell their shares of the AMEX company’s Class A common stock that would be received by the Company’s stockholders in the proposed merger. Candlewood further assumed that each trade would be made at $6.43 per share, the closing price per share of the AMEX Company’s Class A common stock on January 23, 2004. Candlewood then calculated the net present value of the aggregate consideration that would be received in the sales of all the AMEX company’s Class A common stock received by the Company’s stockholders in the proposed merger using a range of discount values from 8% to 16%. Candlewood determined this range of discount values based on its review of historical equity returns over a similar period using major equity indices. This calculation resulted in a discounted merger consideration having a value ranging from $0.40 to $0.42 per share, with a median of $0.41 per share, of Company common stock, or $0.48 to $0.50, with a median of $0.49, including the “purchase right” proposed by the AMEX company in its supplemental submission assuming, without independent verification by Candlewood, a value for such “purchase right” of $.08 per share of Company common stock, which was the value attributed thereto by the AMEX company.

     In addition, Candlewood reviewed several third-party research reports tracking the discounts of pre-IPO shares and restricted stock during the last twenty-five years. These reports found that pre-IPO shares and restricted shares sold at a significant discount from those same shares post-IPO or after the restriction was removed, as the case may be. These discounts averaged from 24% to 49%.

     Because the reasons for and the circumstances surrounding each of the transactions in the research reports were specific to each transaction, Candlewood believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of these studies and, accordingly, made qualitative judgments concerning differences between the characteristics of the transactions in the studies and the AMEX company’s Class A common stock.

Pro Forma Valuation

     Candlewood performed certain pro forma analyses to determine what a combination of the Company and the AMEX company might yield in terms of equity value and book value if the merger proposed by the

AMEX company were completed. Subject to the same exchange ratio assumption used above, assuming the merger proposed by the AMEX company were completed, Candlewood analyzed what percentage of the fully diluted equity of the combined entity would be held by the Company’s former stockholders and compared that to the contribution the Company would have made to the combined entity.

     For these analyses, Candlewood calculated that, if the merger proposed by the AMEX company were completed, the former Company stockholders would own approximately 8.3% of the fully diluted post-merger shares of AMEX company common stock. Further, Candlewood assumed that the contribution of the Company to the combined entity would be the conservative estimate of net cash upon completion of liquidation as reflected in Candlewood’s liquidation analysis ($11.5 million). Candlewood used the AMEX company’s book value as of September 30, 2003, as reported in the AMEX company’s Quarterly Report on Form 10-Q ($100.3 million) and the median equity value of the AMEX company derived by Candlewood using the revenue multiples of the applicable comparable companies and precedent transactions plus the AMEX company’s cash on hand less its funded debt, as of September 30, 2003, as reported in the AMEX company’s Quarterly Report on Form 10-Q, all as previously described, to value the AMEX company’s contribution to the combined enterprise. Candlewood then calculated the pro forma equity value and book value of the AMEX company after combination of the entities, including the Company’s contribution of net cash as described above, further calculated the former Company stockholders’ share of such pro forma equity value and book value and compared that share of the pro forma equity value and book value to the Company’s net cash contribution.

     In both cases, the former Company stockholders’ contribution exceeded the value of the share of the pro forma entity they would receive if the merger proposed by the AMEX company were completed. With respect to equity value, Candlewood calculated that, if the merger proposed by the AMEX company were completed, the former Company stockholders would receive an interest in the combined entity that would be worth approximately 72% of the Company’s contribution to the combined entity and, on a book value basis, they would receive approximately 82% of the Company’s contribution.

AMEX Company Requests To Meet With The Company’s Board of Directors

     From time to time a representative of the AMEX company has requested a meeting with the Company’s board of directors to discuss the AMEX company’s proposals. While the board authorized the Company’s management and the Company’s financial advisors to engage in discussions with the AMEX company, and while the board was regularly informed of such discussions, the board did not meet with any representatives of the AMEX company.

Candlewood’s Financial Analyses of the Microskills Proposal

     As disclosed in the Proxy Statement (see page 26 of the Proxy Statement), in response to the Company’s publicly announced procedures for the submission of best and final acquisition proposals, Microskills San Diego, LP, or Microskills, submitted a proposal previously made public by Microskills for a so-called “reverse IPO” whereby the Company would acquire Microskills in exchange for newly issued shares of Company common stock with the existing owners of Microskills receiving 49.99% of the Company’s common stock on a fully diluted basis. Also, as disclosed in the Proxy Statement (see pages 29 to 30 of the Proxy Statement), the board of directors considered the financial and other material terms and conditions of Microskills’ proposal, including Candlewood’s financial analysis of Microskills’ proposal summarized in the Proxy Statement (see the second to last “bullet” point on page 29 of the Proxy Statement).

     The following sets forth additional information concerning the financial, comparative and pro forma analyses performed by Candlewood with respect to Microskills’ “reverse” acquisition proposal submitted in response to the Company’s publicly announced procedures for the submission of best and final acquisition proposals.

Valuation Multiples Derived From Public Comparables Analysis

     Using publicly available information including estimates in published third-party research reports, Candlewood reviewed and compared particular financial statistics of Microskills with corresponding financial statistics for selected companies in the for profit education industry. Candlewood selected companies that had similar business strategy and/or products to Microskills, excluding companies that had some overriding characteristic, such as a different focus (i.e. tutoring) or were strictly Web-based, that made them inappropriate comparables. Candlewood examined, among other things, enterprise value as a multiple of revenue, as a multiple of earnings before interest and taxes and as a multiple of earnings before interest, taxes, depreciation and amortization, referred to as “EBITDA”, of the comparable companies. For purposes of Candlewood’s analyses, enterprise value means the market valuation of a company’s common and preferred stock plus the amount of its outstanding debt less the amount of cash it has on hand.

     Comparable companies from the for profit education sector were analyzed. The companies analyzed were Apollo Group, Inc.; Career Education Corporation; Corinthian Colleges, Inc.; DeVry Inc.; Education Management Corporation; ITT Educational Services, Inc.; New Horizons Worldwide Inc.; and Learning Tree International Inc. The following charts summarize the lower half mean, median and upper half mean, as well as the ranges of, revenue and EBITDA multiples derived from this analysis.

Enterprise Value Multiple
of Revenue
		Lower		Upper
Business	Range	Half Mean	Median	Half Mean
For Profit Education	0.6x — 9.1x	2.2x	4.1x	5.8x

Enterprise Value Multiple
of EBITDA
		Lower		Upper
Business	Range	Half Mean	Median	Half Mean
For Profit Education	16.4x — 28.0x	17.7x	20.0x	24.0x

     Because of the inherent differences between the businesses, operations, financial conditions and prospects of Microskills and those of the comparable companies, Candlewood believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the public comparable analysis and, accordingly, made qualitative judgments concerning differences between the characteristics of Microskills and those of the comparable companies. In particular, Candlewood considered the fact that Microskills is a private enterprise as well as the size and desirability of the markets of operation, the annual revenue, and current levels of profitability and historical rates of growth of Microskills and those of the comparable companies.

Valuation Multiples Based on Precedent Transactions

     As part of its analysis, Candlewood used an industry standard computerized database to review publicly available information regarding the terms and financial characteristics in a number of transactions that have closed since January 1, 2001 involving domestic and international companies in the for profit education sector (SIC Codes 8221, 8222, 8243, 8244, 8249, and 8299) in order to derive a relative value of Microskills based on the multiples paid in these transactions. Candlewood analyzed transactions involving companies that had positive enterprise values and positive revenue multiples of enterprise value. The target or selling companies were CDI Education Corp. (two transactions), Western School of Health & Business Careers, Mar Group Ltd., Lynx Group PLC, Argosy Education Group Inc., Novara PLC, Western State University College of Law, and EduTrek International Inc. The following charts summarize the lower half mean, median and upper half mean, as well as the ranges of, revenue and EBITDA multiples derived from this analysis.

Enterprise Value Multiple
of Revenue
		Lower		Upper
Business	Range	Half Mean	Median	Half Mean
For Profit Education	0.0x — 2.2x	0.4x	1.1x	1.6x

Enterprise Value Multiple of EBITDA
		Lower		Upper
Business	Range	Half Mean	Median	Half Mean
For Profit Education	1.0x — 18.4x	1.2x	1.4x	13.2x

     Because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of the acquired companies included in the selected transactions, Candlewood believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the precedent transactions analysis and, accordingly, made qualitative judgments concerning differences between the characteristics of these transactions that would affect the acquisition values of Microskills and such acquired companies. In particular, Candlewood considered the size and desirability of the markets of operation, the annual revenue, the strategic fit of the acquired company, the form of consideration offered and the tax characteristics of the transaction.

Derived Valuation from Public Comparables Analysis and Precedent Transactions

     Candlewood used the derived revenue multiples of the applicable comparable companies and precedent transactions, weighted them based on relative revenue size of the analyzed companies compared to that of Microskills’ projected revenue for the twelve months ending December 31, 2003, and calculated an implied enterprise value of Microskills. Using the lower half mean and upper half mean multiples, the implied enterprise value ranges from $4.7 million to $15.6 million, with a median value of $10.8 million, and an implied equity value of Microskills, after subtracting funded debt and deferred revenue and adding cash on hand (all as of September 30, 2003), ranging from $3.4 million to $14.3 million with a median value of $9.6 million, or $0.12 to $0.51, with a median value of $0.34, per post-transaction share of Net Perceptions common stock. Candlewood compared this range of implied value per share of post-transaction common stock to the $0.41 to $0.45 per share of Company common stock estimated liquidating distributions reflected in Candlewood’s liquidation analysis. Candlewood focused on the lower half mean, median and upper half mean multiples because Candlewood believed that such multiples would minimize any distortion caused by outlier or extraordinary multiples and provide a more meaningful analysis to the Board.

     Candlewood did not use the derived EBITDA multiples of the applicable comparable companies and precedent transactions to calculate an implied enterprise value of Microskills because, in Candlewood’s opinion, the extremely high EBITDA multiples for the comparable companies and the fact that almost half of the target companies in the precedent transactions either did not have meaningful EBITDA or such data was unavailable, made such analysis inappropriate and not indicative of the implied enterprise value of Microskills.

Pro Forma Valuation

     Candlewood performed certain pro forma analyses to determine what a combination of the Company and Microskills might yield in terms of equity value and book value if a reverse merger with Microskills was completed. Further, assuming the reverse merger was completed, Candlewood then analyzed what percentage of the fully diluted equity of the combined entity would be held by our former stockholders and compared that to the contribution the Company would have made to the combined entity.

     For these analyses, Candlewood calculated that, if the reverse merger were completed, the former Company stockholders would own approximately 50.0% of the fully diluted post-merger shares of Microskills common stock. Further, Candlewood assumed that the contribution of the Company to the combined entity would be the conservative estimate of net cash upon completion of liquidation as reflected in Candlewood’s liquidation analysis ($11.5 million). Candlewood used Microskills’ book value as of September 30, 2003, as reported in Microskills’ unaudited financial statements ($3.1 million) and the median equity value of Microskills derived by Candlewood using the revenue multiples of the applicable comparable companies and precedent transactions plus Microskills’ cash on hand less its funded debt and deferred revenue, as of September 30, 2003, all as previously described, to value Microskills’ contribution to the combined enterprise. Candlewood then calculated the pro forma equity value and book value of Microskills after combination of the entities, including the Company’s contribution of net cash as described above, further calculated the former Company stockholders’ share of such pro forma equity value and book value and compared that share of the pro forma equity value and book value to the Company’s net cash contribution.

     With respect to equity value, Candlewood calculated that the value of our stockholders’ interest in the combined entity would be worth approximately $0.37 per post-transaction share and, on a book value basis, would be worth approximately $0.26 per post-transaction share; both cases being less than the $0.41 to $0.45 per share of Company common stock estimated liquidating distributions reflected in Candlewood’s liquidation analysis.

By Order of the Board
     of Directors

/s/Teresa J. Dery
Teresa J. Dery
Secretary